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                                                               Exhibit 10.3







                             SARA LEE CORPORATION



                      LONG-TERM PERFORMANCE INCENTIVE PLAN
                           FISCAL YEARS 1998 - 2000


                               PLAN DESCRIPTION






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HIGHLIGHTS

This booklet explains the plan provisions of the Sara Lee Corporation Long-Term Performance Incentive Plan covering fiscal years 1998 through 2000 ("Performance Cycle"). The following pages provide detailed information relating to the grant of restricted performance shares that you have received under the Plan.

The key features of this plan are summarized below. In some countries other than the United States, variations in plan design may occur in order to comply with local tax provisions.

RESTRICTED PERFORMANCE SHARES

-    Shares of Sara Lee stock are issued in your name, and held at Corporate
     Office.

-    You have voting rights on all shares throughout the Performance Cycle.

- The number of shares that will be released to you will depend upon the attainment of pre-established performance goals during the Performance Cycle.

- An opportunity to earn additional shares is possible if performance results exceed the Superior performance level.

- Net after-tax shares which are earned at the end of the Performance Cycle may not be sold by the Participant until the end of FY01.

DIVIDENDS

-    Dividends are accrued on your behalf through the Performance Cycle.

- Interest on accrued dividends is credited at the same rate as provided for under the SLC non-qualified deferred compensation plans.

- Dividends and interest on shares originally granted are distributed to you to the extent shares are earned at the end of the Performance Cycle.

PERFORMANCE MEASURES

- The following corporate performance measures apply to this performance cycle:
       --  SLC Cumulative Basic Earnings Per Share
       --  SLC 3-Year Average Return on Capital

PURPOSE

Sara Lee Corporation ("SLC") has adopted the Long-Term Performance Incentive Plan (the "LTPIP") for Fiscal Years 1998 - 2000 for eligible A-level executives. The LTPIP exists in order to:

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-    Focus corporate and operating management's attention on the long-term performance results of Sara Lee Corporation and in particular, the achievement of the company's Project 2000 initiatives;

- Provide incentive compensation opportunities commensurate with the achievement of earnings per share and return on capital targets; and

- Promote cooperation and teamwork among the operating companies and divisions of Sara Lee Corporation; and

- Enhance the competitiveness of the corporation's long-term compensation program to aid in attracting and retaining highly qualified executives.

RESTRICTED PERFORMANCE SHARES

Under the LTPIP, the awards are authorized by the Sara Lee Corporation 1995 Long-Term Incentive Stock Plan (the "Stock Plan") and will be issued as restricted performance shares of common stock ("shares"). In the case of any discrepancy between the LTPIP and the Stock Plan, the latter plan governs. Dividends which are payable on shares that are granted will be escrowed on behalf of the Participant and credited with interest at the same interest rate paid on balances under SLC's non-qualified deferred compensation plans, subject to the conditions described in the Dividends section which follows.

These Shares have special restrictions that are based on both continued service and performance against financial targets that have been established. These restrictions prohibit the transfer of these shares during the Performance Cycle. The financial performance measures and their respective weightings are contained in Appendix I [intentionally omitted]. Any shares not earned by a Participant at the end of the Performance Cycle will be forfeited.

A special provision of the grant made on August 28, 1997 ("award date") requires that any shares distributed (net of shares withheld for tax purposes) at the end of Performance Cycle should not be sold by a Participant until the end of FY01. This provision does not apply to any grants made after the award date.

SLC may substitute alternative incentives, such as restricted cash units or stock options with special provisions, in the event it determines that tax or legal regulations in some countries outside the United States provide more favorable treatment for these alternatives.

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DIVIDENDS

During the Performance Cycle, dividends payable on shares granted will be escrowed on behalf of each Participant. Interest on the escrowed amounts will be credited at the same time and in the same manner as under SLC's non-qualified deferred compensation plans.

Amounts credited to the escrowed dividend account at the end of the Performance Cycle will be distributed in the same proportion as the restrictions on the shares lapse. For example, if 75% of the shares are earned, then 75% of the balance in the escrowed dividend account will be paid as soon as possible after the end of FY00. Any remaining balance in the dividend account will be forfeited.

PERFORMANCE STANDARDS

Performance under the LTPIP will be measured using the corporate financial measures described below. Both of these financial measures are independent of each other for purposes of measuring results and determining how many, if any, of the shares are earned.

-    Cumulative SLC Basic Earnings Per Share

-    Three-year average SLC Return on Capital

Definitions of these measures are included in Appendix II.

Performance levels for SLC Basic EPS and ROC targets have been established and are shown in Appendix I.

The performance levels and the percentage of shares that will be distributed are as follows:

           PERFORMANCE LEVEL             % OF SHARES DISTRIBUTED
           -----------------             -----------------------
               THRESHOLD                             0%
               VERY GOOD                            50%
                SUPERIOR                           100%
              OUTSTANDING                          125%

Interpolations will be used for results that fall between performance levels. For performance above Superior, additional shares will be issued after the end of the Performance Cycle. No dividends will be paid retroactively on any additional shares issued for performance above Superior. No shares will be earned for performance at or below Threshold.

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AWARD AGREEMENT

Each Participant will receive a Restricted Performance Share Award Agreement (Award Agreement) specifying the number of shares which have been granted, and the specific terms and conditions applicable to this grant. This Award Agreement should be retained by the Participant along with his or her other important legal documents. A second copy of the Award Agreement will be kept on file in SLC's Corporate Compensation Department. Additionally, this Award Agreement serves as power of attorney for the Corporation both to facilitate the re-issuance of the shares at the end of the Performance Cycle and in the event that the terms and conditions of the grant are not fulfilled.

TAX CONSEQUENCES

UNITED STATES

Under current United States tax legislation, a Participant receives no taxable income from shares awarded, dividends escrowed or interest credited until the restrictions on the shares lapse (vesting). The date upon which the Committee reviews the performance results for the Performance Cycle and also approves any shares to be distributed to Participants, will serve as the date upon which the taxable event occurs and the market value of the shares are set. When the shares are earned, both the market value of the shares on the date of vesting as well as the dividends and interest distributed are credited as income and subject to applicable federal, state and local withholding. Amounts necessary to settle this tax withholding obligation may be withheld from the cash or shares earned by the Participant at the end of the Performance Cycle.

Within thirty days of the award date, as specified in the Agreement, the Participant may elect immediate taxation under Section 83(b) of the Internal Revenue Code for the value of the shares awarded. This election is effected by filing an election form with the Internal Revenue Service within the applicable time frame. A copy of this election must be sent to the SLC Controller, and the applicable withholding taxes on the value of the award must be paid to the appropriate payroll department. If this election is made, the Participant is responsible for all taxes at the time of grant, which will not be refunded if some or all shares are not eventually distributed. Dividends will continue to be escrowed, and will result in no income until distributed.

If a Section 83(b) election is made, the basis of the shares for determination of capital gains under current tax law is the Fair Market Value, as defined in the Stock Plan, on the award date. If this election is not made, the basis of the shares will be Fair Market Value on the date the restrictions lapse.

COUNTRIES OTHER THAN THE UNITED STATES

Tax laws vary significantly from country to country, so advice should be obtained from appropriate counsel concerning the effect of this grant in each country. In most cases,

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a Participant receives no taxable income from shares awarded, dividends escrowed or interest credited until the restrictions on the shares lapse (vesting). When the shares are earned, both the market value of the shares on the date of vesting as well as the dividends and interest distributed are credited as income. For individuals residing outside the U.S. and not subject to U.S. tax laws, no amounts will be withheld at SLC related to any required tax withholding obligation. These taxes should be withheld at the local entity. The Participant is responsible for compliance with the relevant legal and tax regulations in the appropriate jurisdiction.

IMPACT ON OTHER BENEFITS

Shares, dividends or interest earned under the LTPIP are not considered compensation for purposes of any retirement plan, severance arrangement or other benefit plans for which the Participant is or may become eligible.

ADMINISTRATIVE GUIDELINES

The following will serve as guidelines for administering the LTPIP:

- The Committee has final approval of the LTPIP and functions as the Plan Administrator.

- The Committee reserves the right, in its absolute discretion, to REDUCE the POSITIVE effect of any of the Exclusions described in Appendix II on performance (for purposes of measuring results vs. the goals) or on awards earned by reference to that performance by ANY Participant.

- The Committee reserves the right, in its absolute discretion, to make further adjustments in reported performance (for purposes of measuring results vs. the goals) or in awards earned by reference to that performance with respect to any Participant who is not an SLC Executive Officer during FY00.

- The Committee reserves the right to change any of the terms and conditions of the FY98-00 LTPIP award to Executive Officers, including the definitions of Basic EPS and ROC, if deemed necessary on advice of counsel to meet the requirements for a "performance-based exemption" under the final regulations or rulings of IRC Section 162(m).

- The SLC Controller's Department will be responsible for providing financial results under the LTPIP. The awards for all Corporate Officers and certain other key executives will be approved by the Committee. The portion of the shares earned along with the related balance of the escrowed dividend account will be distributed

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     as soon as practicable after the completion of the final accounting for the FY98-00 Performance Cycle and after approval of the recommended share distributions by the Committee.

- Awards may be made to new Participants during the first year of the Performance Cycle. The number of shares awarded may be adjusted to reflect that the executive is not a Participant for the entire Performance Cycle.

- Adjustment awards may be made to Participants who change positions during the first year of the Performance Cycle, if such a change would have resulted in qualifying for an increased level of award.

- The impact of acquisitions and divestitures made during the performance cycle will be included in the performance results.

- In the event of death, total disability or retirement under a retirement plan of SLC prior to the last day of fiscal year 2000, the restrictions may lapse on a pro-rata number of the shares which are EARNED under the provisions described earlier in this plan subject to approval of the Committee. If applicable, the shares and related dividends and interest will be distributed at the normal payout time.

- A Participant who resigns or is terminated during the Performance Cycle generally forfeits the rights to all shares and any dividends or interest which have been accrued. Participants may be eligible for a prorated distribution, subject to Committee approval. Eligibility for a prorated distribution and the number of shares that may be recommended for distribution would be dependent upon the circumstances resulting in the individual's termination; the number of shares distributed to a participant under these circumstances would never exceed the amount distributed in the event of his retirement, death or total disability. Participants must be employed at least one-half, i.e. for 18 months, of any three-year performance cycle. If employment ceases prior to the end of that time, all shares granted under that performance cycle will be forfeited. Following the same procedures applicable to retirement, death or total disability, only periods of active service will be recognized for purposes of computing any distribution. This means that any period of time during which services may be provided to the company but the individual is not then a regular, full-time employee of the company, will be disregarded for purposes of calculating any prorated distribution.

- Should a change in control occur (as defined by the Committee), the Committee will decide what effect, if any, this should have on the awards which are outstanding under this plan.

- Nothing in the LTPIP shall confer on a Participant any right to continue in the employ of SLC or in any way affect SLC's right to terminate the Participant's employment in accordance with applicable laws.

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-    The Committee may make additional changes which it deems appropriate to the effective administration of the LTPIP, including the establishment of appropriate performance measure weights for newly created executive levels. However, other than as described above, these changes may not reduce the benefits to which Participants are entitled under the LTPIP, nor change the pre-established performance measures and goals which have been approved.

                                   APPENDIX I
                              [Intentionally omitted]

                                   APPENDIX II

 DEFINITIONS

a) PERFORMANCE CYCLE is the three year period consisting of SLC's fiscal years 1998 through and including 2000.

b) THE COMMITTEE means the Compensation and Employee Benefits Committee of the Board of Directors of SLC.

c) AWARD AGREEMENT means the document provided to the Participant specifying the number of shares granted and the terms and conditions under which this grant is being made.

d) PARTICIPANT means an executive of the SLC who has been determined to be an eligible Participant and who has received an Award Agreement specifying the terms of participation in this Plan.

e) EARNINGS PER SHARE ("EPS") means reported basic earnings per share for the fiscal years in the Performance Cycle subject to applicable Adjustments and Exclusions as defined below.

f) ADJUSTMENTS means changes to the goal to appropriately reflect the effect of stock splits or combinations, stock dividends and spin-offs or special distributions to stockholders other than normal cash dividends

g) EXCLUSIONS means the automatic exclusion of the following from relevant financial data for purposes of measuring performance against the goal:

     --   extraordinary or unusual charges (accounting definition)

     --   revisions to the U.S Internal Revenue Code

     --   changes in generally accepted accounting principles

     --   gains or losses from discontinued operations (accounting definition)

     --   changes in definition of basic EPS

     --   restructuring charges

     -- any other extraordinary or unusual charges that are quantified and identified separately in the Management Discussion and Analysis section of the Annual Report or in footnotes to the audited financial statements

h) EARNINGS BEFORE INTEREST AND AMORTIZATION ("EBIA") means SLC pre-tax income adjusted to add back the following: after-tax interest expense, non-cash amortization including that on goodwill and trademarks, and the change in deferred taxes from the consolidated statement of cash flow; this value is then reduced by the tax provision on the consolidated income statement.

i) RETURN ON CAPITAL ("ROC") means the ratio of SLC EBIA to SLC average total capital (on a two point basis) as defined by First Boston; AVERAGE ROC is calculated as the simple average of ROC for each of the three fiscal years in the Performance Cycle, subject to the applicable Adjustments and Exclusions defined above.

j) TOTAL DISABILITY is defined in the Key Executive Long-Term Disability Plan of SLC.

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